Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
10/07/2024	Chris Delucchi, Hines
Chris.Delucchi@hines.com

HINES ANNOUNCES EXPANSION OF BOARD OF DIRECTORS TO BOLSTER HINES GLOBAL INCOME TRUST LEADERSHIP
New director Diane S. Paddison and returning director Laura Hines-Pierce add depth of expertise in strategy and operations and bring diversified perspectives to Hines Global Income Trust

(HOUSTON) – Hines, the global real estate investment manager, today announced that the stockholders of Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) voted in favor of the election of all seven nominees for HGIT’s board of directors, including new director Diane S. Paddison and returning director Laura Hines-Pierce, effective as of the conclusion of HGIT’s annual meeting of stockholders on October 1, 2024. The two directors bring invaluable viewpoints shaped by their experience as leaders in commercial real estate. As distinguished women in the industry, their presence will also bring additional diversity of thought to board discussions and decision-making.

“We are excited to tap into the expertise that Diane and Laura bring to the table as we continue our efforts to build and maintain a robust global portfolio that resonates with stockholders,” said Alfonso Munk, Americas CIO for HGIT. “We believe their guidance will further enhance Hines Global Income Trust and its strong position in the market, also having satisfied all redemption requests since inception.”

Diane S. Paddison joins the board with a wealth of executive experience in global commercial real estate. She previously served as the Chief Strategy Officer of Cassidy Turley and Chief Operating Officer of ProLogis. Paddison started her career at CB Richard Ellis and Trammell Crow and spent over 20 years at the company in various roles, including Chief Operating Officer of Global Services.

Laura Hines-Pierce serves as the Co-Chief Executive Officer at Hines, where she works alongside Jeff Hines to help shape firm-wide strategy and manage key risks. In this role, Hines-Pierce helps to lead the global real estate firm into its next era and establish its legacy as an innovative company driving change across the real estate and investment management industries. Hines-Pierce joined Hines in 2012. She originally joined the HGIT board in 2021 and stepped down temporarily on December 31, 2023 following the retirement of a former independent director in order to maintain a majority independent board.

Hines Global Income Trust has a $4.26B portfolio of diversified global assets as of August 31, 2024, with a focus on stable assets with strong long-term income potential. Paddison joins John Niemann, Dougal Cameron and Dr. Ruth J. Simmons as the independent directors of its board of directors, while Hines-Pierce joins Jeff Hines and David Steinbach as its internal members.

Exhibit 99.1

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $93.0 billion1 of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 5,000 employees in 31 countries draw on our 67-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2024.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the enhancement of Hines Global Income Trust’s board of directors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the "Risk Factors" section of Hines Global Income Trust's Annual Report on Form 10-K for the year ended December 31, 2023, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.